Exhibit 99.1

Permianville Royalty Trust Announces Monthly Cash Distribution

HOUSTON, Texas—(BUSINESS WIRE)—November 17, 2025

Permianville Royalty Trust (NYSE: PVL, the “Trust”) today announced a cash distribution to the holders of its units of beneficial interest of $0.029000 per unit, payable on December 15, 2025 to unitholders of record on November 28, 2025. The net profits interest calculation represents reported oil production for the month of August 2025 and reported natural gas production during July 2025. The calculation includes accrued costs incurred in September 2025.

The following table displays reported underlying oil and natural gas sales volumes and average received wellhead prices attributable to the current and prior month recorded net profits interest calculations.

	Underlying Sales Volumes				Average Price
	Oil		Natural Gas		Oil	Natural Gas
	Bbls	Bbls/D	Mcf	Mcf/D	(per Bbl)	(per Mcf)
Current Month	35,657	1,150	777,070	25,067	$64.30	$2.96
Prior Month	39,977	1,290	825,273	27,509	$62.17	$2.91

Recorded oil cash receipts from the oil and gas properties underlying the Trust (the “Underlying Properties”) totaled $2.3 million for the current month on realized wellhead prices of $64.30/Bbl, down $0.2 million from the prior month’s oil cash receipts.

Recorded natural gas cash receipts from the Underlying Properties totaled $2.3 million for the current month on realized wellhead prices of $2.96/Mcf, down $0.1 million from the prior month.

Total accrued operating expenses decreased $0.1 million from the prior month to $2.5 million, and capital expenditures remained consistent with the prior month at $0.3 million.

As previously announced, in September 2025, as permitted under Section 3.02(c) of the amended and restated trust agreement that governs the Trust, the Sponsor sold a non-producing, partial Permian acreage stake, free from and unburdened by the Trust’s net profits interest, to a private equity-funded buyer for total cash proceeds of $0.4 million, or approximately $20,000 per undeveloped acre. The $0.4 million in sale proceeds attributable to the net profits interest were included in this month’s net profits interest calculation.

As previously disclosed, last month COERT Holdings 1 LLC (the “Sponsor”) established a cash reserve for approved, future development expenses, primarily associated with three incremental Haynesville wells that an operator on the Underlying Properties has indicated it intends to drill in the coming months. Given the increase in expected spending, the Sponsor has notified the Trustee that it is withholding an additional $0.6 million from the current month’s net profits to be added to this cash reserve. To date, the Sponsor has established a total reserve of $1.3 million for approved, future development expenses. This reserve is intended to fund an expected increase in development expenses; however, if those expenses are ultimately delayed or are less than expected, or if the outlook changes, amounts reserved but unspent will be released as an incremental cash distribution in a future period.

About Permianville Royalty Trust

Permianville Royalty Trust is a Delaware statutory trust formed to own a net profits interest representing the right to receive 80% of the net profits from the sale of oil and natural gas production from certain, predominantly non-operated, oil and gas properties in the states of Texas, Louisiana and New Mexico. As described in the Trust’s filings with the Securities and Exchange Commission (the “SEC”), the amount of the periodic distributions is expected to fluctuate, depending on the proceeds received by the Trust as a result of actual production volumes, oil and gas prices, the amount and timing of capital expenditures, and the Trust’s administrative expenses, among other factors. Future distributions are expected to be made on a monthly basis. For additional information on the Trust, please visit www.permianvilleroyaltytrust.com.

Forward-Looking Statements and Cautionary Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements contained in this press release, other than statements of historical facts, are “forward-looking statements” for purposes of these provisions. These forward-looking statements include the amount and date of any anticipated distribution to unitholders and expectations regarding future development on the Underlying Properties. The anticipated distribution is based, in large part, on the amount of cash received or expected to be received by the Trust from the Sponsor with respect to the relevant period. The amount of such cash received or expected to be received by the Trust (and its ability to pay distributions) has been and will continue to be directly affected by the volatility in commodity prices, which can fluctuate significantly as a result of a variety of factors that are beyond the control of the Trust and the Sponsor. Low oil and natural gas prices will reduce profits to which the Trust is entitled, which will reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Other important factors that could cause actual results to differ materially include expenses of the Trust and reserves for anticipated future expenses. Initial production rates may not be indicative of future production rates and are not indicative of the amounts of oil and gas that a well may produce. In addition, future monthly capital expenditures may exceed the average levels experienced in 2024 and prior periods, which could reduce the amount of cash available for distribution to unitholders and in certain periods could result in no distributions to unitholders. Statements made in this press release are qualified by the cautionary statements made in this press release. Neither the Sponsor nor the Trustee intends, and neither assumes any obligation, to update any of the statements included in this press release. An investment in units issued by the Trust is subject to the risks described in the Trust’s filings with the SEC, including the risks described in the Trust’s Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on March 19, 2025. The Trust’s quarterly and other filed reports are or will be available over the Internet at the SEC’s website at http://www.sec.gov.

Contact

Permianville Royalty Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

601 Travis Street, 16th Floor

Houston, Texas 77002

Sarah Newell 1 (512) 236-6555